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                                                  Brussels      Orange County

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840 Newport Center Drive, Suite 700               Minneapolis   Silicon Valley
Newport Beach, CA  92660
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949.823.6000
Fax  949.823.6100                                       oppenheimer.com

E-Mail:  ttormey@oppenheimer.com
File No.:      212662.36


                                                                     EXHIBIT 5.1

                                 March 28, 2002

AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California  92780


               Re:    AMDL, Inc. ("Company")
                      Registration Statement on Form S-3

Gentlemen:

        In connection with the registration of 683,432 shares of common stock of the Company ("Shares") under the Securities Act of 1933, as amended, you have requested our opinion as to whether the Shares, when issued by the Company, will be lawfully and validly issued, fully paid and non-assessable.

        For purposes of rendering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

        1. The Form S-3 Registration Statement filed by the Company with the Securities and Exchange Commission on January 10, 2002, and the Pre-Effective Amendment No. 1 on Form S-3/A filed with the Securities and Exchange Commission on or about March 28, 2002, (collectively, the "Registration Statement");

        2. The Certificate of Incorporation of the Company filed with the Delaware Secretary of State on June 7, 1989 and amended October 2, 1998 and March 29, 1999.

        In addition, in rendering this opinion, we have relied upon the Company's representation that the Shares will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

        Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, and


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AMDL, Inc.
March 28, 2002
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assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act of 1933, as amended, throughout all of the periods relevant to this opinion, (ii) all offers and sales of the Shares are made in a manner complying with the terms of the Registration Statement, and (iii) all offers and sales of the Shares are in compliance with the securities laws of the states having jurisdiction thereto, we are of the opinion that the Shares, when issued, subject to payment therefor by the purchasers, will be lawfully and validly issued, fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" and elsewhere in the Registration Statement and related Prospectus of the Company for the registration of shares of common stock and the use of our opinion filed as an Exhibit to the Registration Statement or included in the Prospectus.

        We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            OPPENHEIMER WOLFF & DONNELLY LLP


TLT:mr